Exhibit 10.4

ASSET PURCHASE AGREEMENT

among

BIG HORSE HOLDINGS, INC. and JASON M. ROTH

Sellers

and

REDHAWK MEDICAL PRODUCTS & SERVICES, LLC

Buyer

dated as of

December 31, 2015

 i

EXHIBITS

Exhibit A – Bill of Sale

Exhibit B – Assignment and Assumption Agreement

Exhibit C – Intellectual Property Assignment

Exhibit D – Consulting Agreement

DISCLOSURE SCHEDULES

Schedule 2.01(b) - Inventory

Schedule 2.01(c) – Assigned Contracts

Schedule 2.01(e) – Tangible Personal Property

Schedule 2.02(d) – Excluded Assets

Schedule 2.02(a) – Excluded Contracts

Schedule 2.03(a) – Assumed Accounts Payable

Schedule 2.06 – Purchase Price Allocation

Schedule 4.01 – Jurisdictions in which Seller is licensed to do business

Schedule 4.03 – Consents and Notices

Schedule 4.05 – Liabilities

Schedule 4.07(a) – Material Contracts

Schedule 4.08 – Permitted Encumbrances

Schedule 4.09 – Condition and Sufficiency of Assets

Schedule 4.11(a) – Intellectual Property Registrations and Intellectual Property Assets

Schedule 4.11(b) – Intellectual Property Agreements

Schedule 4.14(a) - Material Customers

Schedule 4.14(b) - Material Suppliers

Schedule 4.15- Insurance

Schedule 4.16 - Legal Proceedings and Governmental Orders

Schedule 4.17(a) - Compliance with Laws, Permits, FDA and Testing

Schedule 4.17(b) – Permits

Schedule 4.19(a) – Employee Benefits

Schedule 4.21 – Taxes

 v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of December 31, 2015, is entered into between Big Horse Holdings, Inc., a Florida corporation and Jason M. Roth (collectively "Seller") and RedHawk Medical Products & Services, LLC, a Louisiana limited liability company ("Buyer").

RECITALS

WHEREAS, Seller is engaged in the business of designing, manufacturing, marketing, distributing and selling certain high-quality medical devices, including the Disintegrator Insulin Needle Destruction Unit (the “NDD”) and the Carotid Artery Non-Contact Thermometer (the “CAT”) (the "Business"); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

The following terms have the meanings specified or referred to in this Article I:

"Accounts Receivable" has the meaning set forth in Error! Reference source not found..

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Allocation Schedule" has the meaning set forth in Section 2.06.

"Assigned Contracts" has the meaning set forth in Section 2.01(c).

"Assignment and Assumption Agreement" has the meaning set forth in Section 3.02(a)(ii).

"Assignment and Assumption of Lease" has the meaning set forth in Error! Reference source not found..

"Assumed Liabilities" has the meaning set forth in Section 2.03.

"Audited Financial Statements" has the meaning set forth in Section 4.04.

"Basket" has the meaning set forth in Section 8.04(a).

"Benefit Plan" has the meaning set forth in Section 4.19(a).

"Bill of Sale" has the meaning set forth in Section 3.02(a)(i).

"Books and Records" has the meaning set forth in Section 2.01(k).

"Business" has the meaning set forth in the recitals.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Lafayette, Louisiana are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Buyer Closing Certificate" has the meaning set forth in Section 7.03(e).

"Buyer Indemnitees" has the meaning set forth in Section 8.02.

“CAT” means the Carotid Artery Non-Contact Thermometer (and all related Intellectual Property) designed, manufactured, marketed, distributed and/or sold by Seller.

"Closing" has the meaning set forth in Section 3.01.

"Closing Date" has the meaning set forth in Section 3.01.

"Code" means the Internal Revenue Code of 1986, as amended.

“Consulting Agreement” has the meaning set forth in Section 3.02(a)(v).

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Direct Claim" has the meaning set forth in Section 8.05(c).

"Disclosure Schedules" means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

"Dollars or $" means the lawful currency of the United States.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.

"Excluded Assets" has the meaning set forth in Section 2.02.

"Excluded Contracts" has the meaning set forth in Section 2.02(a).

"Excluded Liabilities" has the meaning set forth in Section 2.04.

"Financial Statements" has the meaning set forth in Section 4.04.

“FDA” means the Food and Drug Administration, of the United States Department of Health and Human Services.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Government Contracts" has the meaning set forth in Section 4.07(a)(viii)

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Profit Margin” has the meaning set forth in Section 2.05(b).

"Indemnified Party" has the meaning set forth in Section 8.05.

"Indemnifying Party" has the meaning set forth in Section 8.05.

"Insurance Policies" has the meaning set forth in Section 4.15.

"Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

"Intellectual Property Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

"Intellectual Property Assets" means all Intellectual Property that is owned by Seller and used in or necessary for the conduct of the Business as currently conducted.

"Intellectual Property Assignments" has the meaning set forth in Section 3.02(a)(iii).

"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Inventory" has the meaning set forth in Section 2.01(b).

"Knowledge of Seller or Seller's Knowledge" or any other similar knowledge qualification, means the actual or constructive knowledge of Seller and any director or officer of Seller, after due inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

"Material Contracts" has the meaning set forth in Section 4.07(a).

"Material Customers" has the meaning set forth in Section 4.14(a).

"Material Suppliers" has the meaning set forth in Section 4.14(b)..

“NDD” means the Disintegrator Insulin Needle Destruction Unit (and all related Intellectual Property) designed, manufactured, marketed, distributed and/or sold by Seller.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" has the meaning set forth in Section 4.08(a).

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Purchase Price" has the meaning set forth in Section 2.05.

"Purchased Assets" has the meaning set forth in Section 2.01..

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Restricted Business" means the business of inventing, designing, manufacturing, marketing, distributing and selling medical products and medical devices, including the Disintegrator Insulin Needle Destruction Unit and the Carotid Artery Non-Contact Thermometer and any and all devices that compete or might be deemed to compete with the NDD or the CAT.

“Restricted Common Stock” means the Sixty Million (60,000,000) shares of the Restricted Common Stock of RedHawk Holdings Corp. (“RedHawk” - OTC: IDNG), the parent corporation of Buyer, referred to in Section 2.05 hereof.

"Restricted Period" has the meaning set forth in Section 6.03(a).

“Restricted Shares” means the Restricted Common Stock.

"Seller" has the meaning set forth in the preamble.

"Seller Closing Certificate" has the meaning set forth in Section 7.02(h).

"Seller Indemnitees" has the meaning set forth in Section 8.03.

"Tangible Personal Property" has the meaning set forth in Section 2.01(e).

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Territory" means North America, South America, Europe, Asia, Africa and Australia.

"Third Party Claim" has the meaning set forth in Section 8.05(a).

"Transaction Documents" means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignment, the Employment Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

"Union" has the meaning set forth in Section 4.20(b).

Article II

Purchase and Sale

Section 2.01     Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the "Purchased Assets"), including, without limitation, the following:

(a)           cash and cash equivalents;

(b)           all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, including without limitation, those listed on Section 2.01(b) of the Disclosures ("Inventory");

(c)           all Contracts, including Intellectual Property Agreements, set forth on Section 2.01(c) of the Disclosure Schedules (the "Assigned Contracts");

(d)           all Intellectual Property Assets;

(e)           all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property, including, without limitation, those listed on Section 2.01(e) of the Disclosure Schedules (the "Tangible Personal Property");

(f)           all Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17(b) of the Disclosure Schedules;

(g)           all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(h)           all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(i)           all of Seller's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j)           all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(k)           originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements ("Books and Records"); and

(l)           all goodwill and the going concern value of the Business.

Section 2.02     Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the "Excluded Assets"):

(a)           Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the "Excluded Contracts"); provided that such contracts and agreements are not deemed by Buyer to be material to the Business;

(b)           the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c)           all Benefit Plans and assets attributable thereto;

(d)           the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules; and

(e)           the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03           Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the "Assumed Liabilities"), and no other Liabilities:

(a)           those trade accounts payable of Seller set forth on Section 2.03(a) of the Disclosure Schedules in favor of third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date; and

(b)           all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing.

Section 2.04     Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the "Excluded Liabilities"). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)           any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)           any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.14; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)           any Liabilities relating to or arising out of the Excluded Assets;

(d)           any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)           any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller on or prior to the Closing Date;

(f)           any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller on or prior to the Closing Date;

(g)           any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(h)           any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, severance, retention, termination or other payments;

(i)           any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(j)           any trade accounts payable of Seller (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(k)           any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business' customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l)           any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(m)         any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(n)         any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(o)         any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05           Purchase Price. The aggregate purchase price for the Purchased Assets shall be Sixty Million (60,000,000) shares of the Restricted Common Stock of RedHawk Holdings Corp. (“RedHawk” - OTC: IDNG), the parent corporation of Buyer (the "Purchase Price"), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as follows:

(a)         The initial tranche of 20,000,000 shares of Restricted Common Stock of RedHawk shall vest in favor of Seller upon achievement of the following described product-development milestones:

(i)           1,000,000 Restricted Shares shall vest in favor of Seller upon completion of manufacturing upgrades for the NDD satisfactory to Buyer in the exercise of reasonable business discretion;

(ii)          1,000,000 Restricted Shares shall vest in favor of Seller upon completion of unit tooling for the NDD satisfactory to Buyer in the exercise of reasonable business discretion;

(iii)         3,000,000 Restricted Shares shall vest in favor of Seller upon submission to Buyer of proof of filing of worldwide patents for the NDD. Buyer shall pay all patent application fees and the related costs and expenses of obtaining the patents, including legal fees;

(iv)        1,000,000 Restricted Shares shall vest in favor of Seller upon completion of concept design drawings for the NDD satisfactory to Buyer in the exercise of its reasonable business discretion;

(v)         1,000,000 Restricted Shares shall vest in favor of Seller upon completion of a mechanical prototype for the NDD satisfactory to Buyer in the exercise of its reasonable business discretion;

(vi)         3,000,000 Restricted Shares shall vest in favor of Seller upon completion of a product model for the NDD satisfactory to Buyer in the exercise of its reasonable business discretion;

(vii)       1,000,000 Restricted Shares shall vest in favor of Seller upon completion of computer assisted drawings of the product model for the NDD satisfactory to Buyer in the exercise of its reasonable business discretion;

(viii)       1,000,000 Restricted Shares shall vest in favor of Seller upon completion of the research and development necessary to market the NDD satisfactory to Buyer in the exercise of its reasonable business discretion;

(ix)         1,000,000 Restricted Shares shall vest in favor of Seller upon completion of soft tooling for the NDD satisfactory to Buyer in the exercise of its reasonable business discretion

(x)          1,000,000 Restricted Shares shall vest in favor of Seller upon completion of Beta testing for the NDD satisfactory to Buyer in the exercise of its reasonable business discretion;

(xi)         1,000,000 Restricted Shares shall vest in favor of Seller upon completion of bench testing for the NDD satisfactory to Buyer in the exercise of its reasonable business discretion;

(xii)        1,000,000 Restricted Shares shall vest in favor of Seller upon completion and execution of the contracts required for the marketing, manufacturing and distribution of the NDD satisfactory to Buyer in the exercise of its reasonable business discretion; and

(xiii)        4,000,000 Restricted Shares shall vest in favor of Seller upon completion, and approval by Buyer, of the initial full production run of the NDD.

(b)           The second tranche of 20,000,000 Shares of Restricted Common Stock of RedHawk shall vest in favor of Seller upon completion and collection of the sale proceeds of 100,000 NDD units with a Gross Profit Margin (as determined and calculated using GAAP) of 50% or more. For purposes of this provision, Gross Profit Margin means sales revenue less product cost from the manufacturer.

(c)           The final tranche of 20,000,000 Shares of Restricted Common Stock of RedHawk shall vest in favor of Seller upon receipt of patents providing worldwide global patent coverage.

(d)           The Restricted Shares shall not be sold, offered for sale, contracted to sell, optioned, pledged, mortgaged, encumbered or otherwise transferred or encumbered, weather by long sale, short sale, option, hedge, pledge, security agreement, grant of rights, or similar transaction, during the one hundred eighty (180) day period following the respective vesting of such Restricted Shares. The Restricted Shares shall include a legend or notation describing the above referenced 180 day prohibition on the transfer and encumbrance of the shares. The Restricted Shares shall be delivered by Buyer to Seller within 180 days of the vesting of the respective Restricted Shares. At the expiration of the 180 day period, the restrictive legend may be removed from the Restricted Shares.

Section 2.06     Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the "Allocation Schedule") set forth in Section 2.06 of the Disclosure Schedules.

Section 2.07     Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.08     Third Party Consents. To the extent that Seller's rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.08 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Article III

Closing

Section 3.01     Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gordon, Arata, McCollam, Duplantis & Eagan, LLC, 400 E. Kaliste Saloom Road, Suite 4200 at 10:00 am CT, on December 29, 2015 or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date".

Section 3.02    Closing Deliverables.

(a)           At the Closing, Seller shall deliver to Buyer the following:

(i)           a bill of sale in the form of Exhibit A hereto (the "Bill of Sale") and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)          an assignment and assumption agreement in the form of Exhibit B hereto (the "Assignment and Assumption Agreement") and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)         an assignment[s] in the form of Exhibit C hereto (the "Intellectual Property Assignments") and duly executed by Seller, transferring all of Seller's right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv)         the Employment Agreement in the form of Exhibit D hereto (the "Consulting Agreement") and duly executed by the employee;

(v)          the Seller Closing Certificate;

(vi)         the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(i) and Section 7.02(j);

(vii)        such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(b)           At the Closing, Buyer shall deliver to Seller the following:

(i)           the Purchase Price;

(ii)          the Assignment and Assumption Agreement duly executed by Buyer;

(iii)         the Consulting Agreement duly executed by Buyer;

(iv)         the Buyer Closing Certificate;

(v)          the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(f) and Section 7.03(g).

Article IV

Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01     Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02     Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03     No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) [except as set forth in Section 4.03 of the Disclosure Schedules,] require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04     Intentionally Omitted.

Section 4.05     Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected in Section 4.05 of the Disclosure Schedules and (b) those which have been incurred in the ordinary course of business consistent with past practice and which, individually do not exceed $1,000 or in the aggregate exceed $10,000.

Section 4.06     Intentionally Omitted.

Section 4.07     Material Contracts.

(a)           Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts, whether written or verbal (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, (including without limitation, brokerage contracts) listed or otherwise disclosed in Error! Reference source not found.of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being "Material Contracts"):

(i)           all Contracts involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days' notice;

(ii)          all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain "take or pay" provisions;

(iii)         all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)         all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)          all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)         all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days' notice;

(vii)        except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii)       all Contracts with any Governmental Authority ("Government Contracts");

(ix)          all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)          all joint venture, partnership or similar Contracts;

(xi)         all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii)        all powers of attorney with respect to the Business or any Purchased Asset;

(xiii)        all collective bargaining agreements or Contracts with any Union; and

(xiv)       all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)           Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.08     Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

(a)           those items set forth in Section 4.08 of the Disclosure Schedules;

(b)           liens for Taxes not yet due and payable;

(c)           mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; or

(d)           liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09     Condition and Sufficiency of Assets. Except as set forth in Section 4.09 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10     Intentionally Omitted.

Section 4.11     Intellectual Property.

(a)           Section 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are necessary, material or desirable to the operation of the Business as currently conducted or as proposed to be conducted or which relate to the research, development, manufacture use or sale of the NDD or the CAT. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)           Section 4.11(b) of the Disclosure Schedules lists all Intellectual Property Agreements. Seller has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)           Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee of Seller, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Seller any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Seller's exclusive ownership of all Intellectual Property Assets. Seller has provided Buyer with true and complete copies of all such agreements.

(d)           The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted or as proposed to be conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer's right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted or as proposed to be conducted.

(e)           Seller's rights in the Intellectual Property Assets are valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)           The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g)           There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller's rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

Section 4.12           Inventory. All Inventory, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 4.13    Intentionally Omitted.

Section 4.14    Customers and Suppliers.

(a)          Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $10,000 for each of the three most recent fiscal years (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.14(a) of the Disclosure Schedules, Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)          Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the three most recent fiscal years (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.14(b) of the Disclosure Schedules, Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15    Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the "Insurance Policies"); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2013. [Except as set forth on Section 4.15 of the Disclosure Schedules,] there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.16    Legal Proceedings; Governmental Orders.

(a)          There are no Actions pending or, to Seller's Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.17    Compliance With Laws; Permits; FDA; Testing.

(a)          Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. There are no actual or threatened enforcement actions by any court or regulatory body, including but not limited to the FDA. All reports, documents, claims, permits and notices that must be filed, maintained, or furnished to regulatory authorities, including the FDA, by Seller or any person that manufactures, develops, packages, processes, labels, tests or distributes the NDD or the CAT have been so filed, maintained or furnished. No permit issued by the FDA has been limited, suspended or revoked nor is the FDA considering such action. All preclinical testing and clinical trials being funded or conducted by Seller are being conducted and comply with experimental protocols, procedures and controls, accepted professional scientific standards and applicable law.

(b)          All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

Section 4.18     Intentionally Omitted.

Section 4.19    Employee Benefit Matters.

(a)          Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedules, each, a "Benefit Plan").

(b)           There is no pending or, to Seller's Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(c)          Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (v) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.

Section 4.20    Employment Matters.

(a)          As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b)          Seller is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c)          There are no Actions against Seller pending, or to the Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

Section 4.21    Taxes.

(a)          All Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)          Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)          All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)          Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f)          There are no Encumbrances for Taxes upon any of the Purchased Assets nor[, to Seller's Knowledge,] is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)          Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

(h)          Seller is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 4.22    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.23    Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01    Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Louisiana.

Section 5.02    Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05    Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Article VI
Covenants

Section 6.01    Employees and Employee Benefits.

(a)          Commencing on the Closing Date, Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and, at Buyer's sole discretion, Buyer may offer employment, on an "at will" basis, to any or all of such employees.

(b)          Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c)          Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 6.02    Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.03    Non-competition; Non-solicitation

(a)          For a period of three years commencing on the Closing Date (the "Restricted Period"), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)          During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.03 shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after one year from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)          Seller acknowledges that a breach or threatened breach of this Section 6.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)          Seller acknowledges that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.04    Governmental Approvals and Consents

(a)          Each party hereto shall, as promptly as possible, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)          Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

Section 6.05    Books and Records.

(a)          In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five years after the Closing, Buyer shall:

(i)          retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)         upon reasonable notice, afford the Seller's Representatives reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such Books and Records.

(b)          In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, Seller shall:

(i)          retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)         upon reasonable notice, afford the Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

Section 6.06    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer.

Section 6.07    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.08    Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof.

Section 6.09    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.10    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Article VII
Conditions to closing

Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)          Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 in form and substance reasonably satisfactory to Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.22, the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)          No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)          Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(f)          Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(g)          All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(h)          Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the "Seller Closing Certificate").

(i)          Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the managers and members of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j)          Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(k)          Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)          Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(e)          Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the "Buyer Closing Certificate").

(f)          Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the sole manager and sole member of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)          Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h)          Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article VIII
Indemnification

Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is three years from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.08, Section 4.09, Section 4.22, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely, (ii) Section 4.19 and Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02    Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)          any Excluded Asset or any Excluded Liability; or

(d)          any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing or arising on or prior to the Closing Date.

Section 8.03    Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(c)          any Assumed Liability.

Section 8.04    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)          Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $25,000 (the "Basket"), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

(b)          Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(c)          For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05    Indemnification Procedures. The party making a claim under this Article VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party".

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party and management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 18% per annum. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed without compounding.

Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09    Exclusive Remedies. Subject to Section 6.03 and Section 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

Article IX
Miscellaneous

Section 9.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Big Horse Holdings, Inc. 1900 NW 32nd Street Pompano Beach, Florida 33064 E-mail: jmroth@me.com Attention: Jason M. Roth

with a copy to:	Barrry Roderman, Esq. E-mail: bgr@barryroderman.com
If to Buyer:	RedHawk Medical Products & Services, LLC 219 Chemin Metairie Road Youngsville, Louisiana 70592 E-mail: darcy.klug@redhawkenergycorp.com Attention: G. Darcy Klug

with a copy to:	Gordon, Arata, McCollam, Duplantis & Eagan, LLC 400 E. Kaliste Saloom Road, Suite 4200 Lafayette, Louisiana 70508 E-mail: smasur@gordonatata.com Attention: Samuel E. Masur

Section 9.03    Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.03(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed[; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries]. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08    No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Louisiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Louisiana or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF LOUISIANA IN EACH CASE LOCATED IN THE CITY OF LAFAYETTE AND PARISH OF LAFAYETTE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 9.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BIG HORSE HOLDINGS, INC.

By	/s/ Jason M. Roth
Jason M. Roth, President

/s/ Jason M. Roth
Jason M. Roth

REDHAWK MEDICAL PRODUCTS
& SERVICES, LLC

By	/s/ G. Darcy Klug
G. Darcy Klug, Manager